SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   ----------
                                   FORM 8-K/A
                                   ----------


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                  June 11, 1998
                                 Date of Report
                        (Date of earliest event reported)



                                  GENRAD, INC.
            (Exact name of registrant as specified in its charter)


        Massachusetts               001-08045                   04-1360950
 (State or other jurisdiction      (Commission                 (IRS Employer
      of incorporation)            File Number)              Identification No.)


                             7 Technology Park Drive
                             Westford, MA 01886-0033
                                 (978) 589-7000

    (Address of principal executive offices, including zip code and telephone number)




                                       N/A
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Restatement of Financial Statements and Changes to Certain Information

The undersigned registrant hereby amends in its entirety Item 7(b) of its Current Report on Form 8-K/A as of June 11, 1998.

In April 1998, GenRad, Inc. ("the Company") acquired Industrial Computer Corporation ("ICC") for approximately $38.2 million in a business combination accounted for as a purchase. The Company allocated $21.7 million of the purchase price to acquired in-process research and development. Subsequent to the acquisition, in a letter dated September 9, 1998 to the American Institute of Certified Public Accountants, the Chief Accountant of the Securities and Exchange Commission ("the SEC") reiterated the views of the staff of the SEC ("the Staff") on certain appraisal practices employed in the determination of the fair value of acquired in-process research and development and other intangible assets resulting from purchase business combinations.

The Company has had discussions with the Staff concerning the valuation of acquired in-process research and development and other intangible assets resulting from its acquisition of ICC, and as a result of these discussions, the Company has implemented a valuation methodology suggested by the SEC. The Company has restated its previously issued results to reflect the discussions with the Staff and to apply the appropriate guidance and policies. The purchase price of ICC has been allocated by the Company based upon the application of the recent guidance and, accordingly, the financial statements in this Current Report on Form 8-K/A have been restated. After applying the appropriate guidance and policy, the allocation of the ICC purchase price was changed for acquired in-process research and development from $21.7 million to $8.4 million and for developed technology from $4.9 million to $11.4 million, resulting in a change to goodwill from $10.2 million to $17.0 million.


THIS FORM 8-K HAS BEEN AMENDED TO INCLUDE THE FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION OMITTED FROM THE INITIAL REPORT ON FORM 8-K FILED ON JUNE 22, 1998.


ITEM 5.  OTHER EVENTS.

      On June 11, 1998, GenRad, Inc. (the "Company") announced that its Board of Directors has approved a stock repurchase program of up to 2,500,000 shares, or approximately 8% of the issued and outstanding Common Stock of the Company. Commencement of the stock repurchase program will require the Company to account for the acquisition of Industrial Computer Corporation ("ICC"), completed on April 7, 1998, as a purchase rather than a pooling of interests. The Company also announced that as a result of this and other initiatives, the Company will record a one-time non-recurring charge of approximately $40,000,000 in the fiscal quarter which will end July 4, 1998. These charges will include a write-off of in-process research and development at ICC; a goodwill impairment loss relating to certain other past acquisitions of the Company; and anticipated severance costs of a reduction in the work force of approximately 10% during the fiscal quarter.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial statements of business acquired.

                  Report of Independent Accountants


To the Board of Directors and
Stockholders of Industrial Computer Corporation

In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Industrial Computer Corporation at December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers LLP



Boston, Massachusetts
July 2, 1998

Industrial Computer Corporation
Balance Sheet
------------------------------------------------------------------------------



                                                                     December 31,     March 31,
                                                                         1997           1998
Assets                                                                               (Unaudited)
Current assets:
   Cash and cash equivalents                                         $    552,416   $     625,682
   Accounts receivable, less allowance of $140,705 at
     December 31, 1997 and March 31, 1998                               2,604,064       2,951,895
   Prepaid expenses and other current assets                               32,187          21,281
                                                                     -------------  --------------
   Total current assets                                                 3,188,667       3,598,858

Fixed assets                                                              299,885         341,356
Capitalized software development costs                                    388,151         321,384
Notes receivable from related parties                                      63,227          64,317
Other assets                                                               10,000          10,000
                                                                     -------------  --------------
   Total assets                                                      $  3,949,930    $  4,335,915
                                                                     -------------  --------------

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
   Current portion of notes payable                                  $     18,280   $      24,825
   Accounts payable                                                       227,120         498,156
   Accrued expenses                                                     1,042,450       1,042,450
   Accrued compensation                                                   339,982          58,578
   Income taxes payable                                                   224,037         197,837
   Deferred revenue                                                     1,044,252       1,192,377
                                                                     -------------  --------------
   Total current liabilities                                            2,896,121       3,014,223
                                                                     -------------  --------------

Long-term liabilities
   Notes payable                                                           43,427          28,651
   Deferred compensation                                                1,047,795       1,343,992
   Other long-term liabilities                                             36,802          37,886
                                                                     -------------  --------------
   Total long-term liabilities                                          1,128,024       1,410,529
                                                                     -------------  --------------

Commitments and Contingencies

Stockholders' Deficit
   Common stock, $0.028572 par value; 100,000 shares authorized;
     93,973 shares issued and 86,873 shares outstanding at
     December 31, 1997 and March 31, 1998                                   2,685           2,685
   Less: Treasury stock, 7,100 shares at December 31, 1997
     and March 31, 1998                                                   (39,994)        (39,994)
   Additional paid-in capital                                             130,130         130,130
   Accumulated Deficit                                                   (165,047)       (179,969)
   Unrealized loss on available-for-sale securities                        (1,989)         (1,689)
                                                                     -------------  --------------
   Total Stockholders' Deficit                                            (74,215)        (88,837)
                                                                     -------------  --------------

   Total Liabilities and Stockholders' Deficit                       $  3,949,930    $  4,335,915
                                                                     -------------  --------------





   The accompanying notes are an integral part of these financial statements.

Industrial Computer Corporation
Statement of Operations
------------------------------------------------------------------------------




                                                                         Three Months     Three Months
                                                       Year ended           Ended             Ended
                                                      December 31,        March 31,         March 31,
                                                          1997               1998             1997
                                                                         (Unaudited)       (Unaudited)
Sales:
Sales of products                                     $   4,159,201      $    977,680      $  1,223,218
Sales of services                                         5,924,217         1,870,556         1,316,131
                                                      --------------     -------------    --------------
   Total sales                                           10,083,418         2,848,236         2,539,349

Cost of sales:
Cost of products sold                                       931,381           297,800           486,691
Cost of services sold                                     3,241,997           713,991           663,170
                                                      --------------     -------------    --------------
   Total cost of sales                                    4,173,378         1,011,791         1,149,861


Gross margin                                              5,910,040         1,836,445         1,389,488
                                                      --------------     -------------    --------------

Selling, general and administrative                       3,288,989         1,249,204           743,817
Research and development                                  2,392,539           615,824           506,487
                                                      --------------     -------------    --------------
   Total operating expenses                               5,681,528         1,865,028         1,250,304
                                                      --------------     -------------    --------------

   Operating income (loss)                                  228,512           (28,583)          139,184
                                                      --------------     -------------    --------------

Other (expense) income
   Interest, net                                             (1,125)           13,661            (8,222)
   Other, net                                                   740                 -               208
                                                      --------------     -------------    --------------
   Total other (expense) income                                (385)           13,661            (8,014)

Income (loss) before income taxes                           228,127           (14,922)          131,170
Provision for income taxes                                  343,710                 -           197,629
                                                      --------------     -------------    --------------
Net loss                                              $    (115,583)     $     (14,922)    $    (66,459)
                                                      --------------     -------------    --------------

Basic and diluted loss per common share                       (1.33)            (0.17)            (0.77)

Weighted average common shares outstanding                   86,873            86,873            86,873






   The accompanying notes are an integral part of these financial statements.

Industrial Computer Corporation
Statement of Changes in Stockholders' Equity (Deficit)
------------------------------------------------------------------------------






                                                                                                 Additional
                                                      Common Stock               Treasury          Paid-in
                                               Shares            Amount            Stock           Capital
Balance at December 31, 1996                        86,873   $        2,685        $  (39,994)      $  130,130
Net loss                                                 -                -                 -                -
                                           ----------------  ---------------  ---------------- ----------------
Balance at December 31, 1997                        86,873            2,685           (39,994)         130,130
Net loss (unaudited)                                     -                -                 -                -
                                           ----------------  ---------------  ---------------- ----------------
Balance at March 31, 1998 (unaudited)               86,873   $        2,685         $ (39,994)       $ 130,130
                                           ----------------  ---------------  ---------------- ----------------




                                                              Unrealized
                                                                loss on
                                            Accumulated       investments
                                              deficit        held for sale        Total
Balance at December 31, 1996                   $  (49,464)        $  (1,901)      $   41,456
Net loss                                         (115,583)              (88)        (115,671)
                                           ---------------  ---------------- ----------------
Balance at December 31, 1997                     (165,047)           (1,989)         (74,215)
Net loss (unaudited)                              (14,922)              300          (14,622)
                                           ---------------  ---------------- ----------------
Balance at March 31, 1998 (unaudited)          $ (179,969)         $ (1,689)       $ (88,837)
                                           ---------------  ---------------- ----------------






   The accompanying notes are an integral part of these financial statements.

Industrial Computer Corporation
Statement of Cash Flows
------------------------------------------------------------------------------




                                                                                 Three Months      Three Months
                                                                Year ended          Ended              Ended
                                                               December 31,       March 31,          March 31,
                                                                   1997             1998               1997
                                                                                 (Unaudited)        (Unaudited)
Cash flows from operating activities:
   Net loss                                                 $     (115,583)     $    (14,922)       $   (66,459)
   Adjustments to reconcile net loss to net cash provided
     by operating activities:
     Depreciation and amortization                                 324,342            91,333             72,004
     Bad debt expense                                               91,850                 -             76,145
     Changes in assets and liabilities:
       (Increase) decrease in accounts receivable               (1,228,793)         (347,831)            42,976
       Decrease (increase) in other, net                            15,595            12,290            (20,463)
       (Decrease) increase in accounts payable                     (12,800)          271,036              5,178
       Increase in accrued expenses                                405,734                 -             80,396
       Increase (decrease) in accrued compensation                 234,797          (281,404)           (22,195)
       Increase (decrease) in income taxes payable                 180,883           (26,200)           190,843
       Increase in deferred revenue                                355,776           148,125            259,674
       Increase in deferred compensation                           623,247           296,197            110,000
                                                            ---------------   ---------------   ----------------

       Net cash provided by operating activities                   875,048           148,624            728,099
                                                            ---------------   ---------------   ----------------

Cash flows from investing activities:
   Purchases of fixed assets                                      (155,857)          (66,037)           (70,373)
   Capitalized software development costs                         (138,100)                -            (34,525)
   Notes issued to officers                                        (58,222)           (1,090)              (601)
                                                            ---------------   ---------------   ----------------

       Net cash used for investing activities                     (352,179)          (67,127)          (105,499)
                                                            ---------------   ---------------   ----------------

Cash flows from financing activities:
   Proceeds from issuance of long term debt                         19,635                 -             19,635
   Principal payments on long term debt                           (186,376)           (8,231)            (9,912)
                                                            ---------------   ---------------   ----------------

       Net cash (used for) provided by financing activities       (166,741)           (8,231)             9,723
                                                            ---------------   ---------------   ----------------

Net increase in cash and cash equivalents                          356,128            73,266            632,323

Cash and cash equivalents, beginning of period                     196,288           552,416            196,288
                                                            ---------------   ---------------   ----------------

Cash and cash equivalents, end of period                           552,416           625,682            828,611
                                                            ---------------   ---------------   ----------------





   The accompanying notes are an integral part of these financial statements.

Industrial Computer Corporation
Notes to Financial Statements
------------------------------------------------------------------------------


1.    Nature of Business

      Industrial Computer Corporation ("ICC" or the "Company") was incorporated as a Georgia corporation in 1980. The Company develops and markets real-time manufacturing execution systems for discrete manufacturing environments.

      With respect to the financial information for the interim periods included in this report, which is unaudited, the management of the Company believes that all adjustments necessary for a fair presentation of the results for such interim periods have been included. All adjustments are of a normal and recurring nature.

      The results of any interim period are not necessarily indicative of the results for the entire year.


2.    Summary of Significant Accounting Policies

      Use of Estimates
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Cash, Cash Equivalents, and Marketable Securities
      All highly liquid investments with an initial maturity of three months or less are considered to be cash equivalents. The Company invests excess cash primarily in money market funds of major financial institutions. Accordingly, these investments are subject to minimal credit and market risk. At December 31, 1997, the Company's cash equivalents are classified as available-for-sale and include $517,884 of money market funds. These investments are stated at cost plus accrued interest, which approximates fair market value.

      At December 31, 1997, the Company also holds corporate equity securities with an original cost of $2,364 and a market value of $375, which are included in prepaid expenses and other current assets on the balance sheet. These securities are classified as available-for-sale securities and, accordingly, the unrealized loss has been included as a component of stockholder's equity.

      Accounts Receivable, Concentration of Credit Risk, and Significant
      Customers
      Financial instruments which potentially expose the Company to concentrations of credit risk include accounts receivable. The Company does not require collateral but closely monitors amounts receivable from customers. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management expectations.

      Revenue of approximately $1,835,000 (18%), $1,489,000 (15%), $1,299,000
      (13%), and $1,273,000 (13%) was attributable to four separate customers in fiscal 1997.

      Fixed Assets
      Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Maintenance and repair expenditures are charged to expense as incurred.

Industrial Computer Corporation
Notes to Financial Statements
------------------------------------------------------------------------------


      Capitalized Software Development Costs
      Costs associated with the development of computer software are expensed as incurred prior to the establishment of technological feasibility (as defined by Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed"). Costs incurred subsequent to the establishment of technological feasibility and prior to the general release of the products are capitalized. Capitalized software development costs are amortized to cost of sales over the estimated useful life of the related products, generally three years. During the year ended December 31, 1997, the Company capitalized $138,094 of software development costs. At December 31, 1997, net software development costs were $388,151, net of accumulated amortization of $413,033. Amortization expense for the year ended December 31, 1997 was $221,029.

      Revenue Recognition
      Revenue from software licenses is recognized upon shipment provided that no significant Company obligations or uncertainties remain and collection of the related receivable is probable. Service revenue is recognized ratably over the period the services are performed for post-contract customer support or as services are performed for implementation contracts and training. Payments received in advance of revenue recognition are recorded as deferred revenue.


3.    Net Income per Common and Common Equivalent Share

      In February, 1997, Statement of Financial Accounting Standard No. 128, "Earnings per Share" (SFAS No. 128), was issued which supercedes the old methodology for calculation of EPS, as promulgated under APB Opinion No. 15. SFAS No. 128 requires presentation of "basic" earnings per share (which excludes dilution as a result of unexercised stock options and convertible subordinated debentures) and "diluted" earnings per share. In the absence of dilutive securities, the Company's basic and diluted earnings per share are the same for all periods.

Industrial Computer Corporation
Notes to Financial Statements
------------------------------------------------------------------------------


4.    Fixed Assets

      Fixed assets at December 31, 1997 consist of the following:



                                     Estimated
                                     useful life    December 31,
                                      (years)          1997

       Computer equipment                5        $   690,927
       Furniture and fixtures            7            75,430
       Office equipment                  7           102,707
       Leasehold improvements           10             4,827
                                                -------------
                                                     873,891

       Less accumulated depreciation                 574,006
                                                -------------

                                                   $ 299,885
                                                -------------

      Depreciation expense for the year ended December 31, 1997 was $103,313.


5.    Notes Receivable From Related Parties

      Notes receivable from related parties at December 31, 1997 consist of two notes in the amounts of $49,520 and $13,707 due from two shareholders who are also officers of the Company. Both notes bear interest at 7.11% and are due on July 10, 2007 and, accordingly, are classified as non-current assets at December 31, 1997.


6.    Phantom Stock Plan

      On December 15, 1993, the Company adopted the Industrial Computer Corporation Phantom Stock Plan (the "Plan"). The purpose of the Plan is to provide deferred compensation to key employees of ICC. Under the terms of the Plan, the Board of Directors has the authority to grant performance units at an initial base value determined in accordance with the Plan. All units vest immediately upon grant. The units are redeemable in cash upon sale of all of the Company's common stock to a third party or the issuance by the Company of stock for public sale. Upon these events, the units are redeemable at the third party purchase price or initial public offering price per share less the initial base value determined at the grant date. At December 31, 1997, there were 3,485 performance units outstanding. The Company recorded $623,247 of compensation expense during fiscal 1997 related to these units, resulting in total deferred compensation of $1,047,795 at December 31, 1997. All outstanding units were redeemed in April 1998 in connection with the sale of all of the Company's common stock as described in Note 12.

Industrial Computer Corporation
Notes to Financial Statements
------------------------------------------------------------------------------


7.    Accrued Expenses

      Accrued expenses at December 31, 1997 consist of the following:



       Sales and use tax payable                    $ 1,000,000
       Other                                             42,450
                                                    -----------

                                                    $ 1,042,450
                                                    -----------



8.    Notes Payable and Line of Credit

      The Company has outstanding promissory notes for the purchase of computer equipment and furniture and fixtures. The principal of the promissory notes is repayable in monthly installments, including interest at rates ranging from 9.25% to 9.75%. At December 31, 1997, the outstanding balance of the promissory notes was $61,707, of which $18,280 is classified as current. Annual maturities for the five years subsequent to December 31, 1997 are $18,280 for 1998, $32,087 for 1999, $10,609 for 2000, and $731
      for 2001.

      The Company has a $500,000 credit facility. The credit facility expired on April 30, 1998 and interest is payable at 9.25%. There were no borrowings outstanding on the line of credit at December 31, 1997.

      Interest paid amounted to $17,823 for the year ended December 31, 1997.


9.    Income Taxes

      The components of the provision for income taxes for the year ended December 31, 1997 are as follows:


       Current tax provision

         Federal                                  $ 259,481
         State                                       84,229
                                               ------------
                                                  $ 343,710
                                               ------------

Industrial Computer Corporation
Notes to Financial Statements
------------------------------------------------------------------------------


       The Company's effective income tax rate varies from the federal statutory income tax rate for the year ended
       December 31, 1997 as follows:


       Federal income tax at statutory rate                 $ 77,563
       State income taxes, net of federal benefit             55,591
       Non-deductible meals and entertainment                  8,654
       Increase in valuation allowance                       411,800
       Utilization of research and development credits      (209,898)
                                                          ----------
                                                           $ 343,710
                                                          ----------


       Deferred tax assets (liabilities) at December 31, 1997 consist of the following:


       Allowance for doubtful accounts                      $ 76,000
       Accrued expenses                                      380,000
       Deferred compensation                                 398,162
       Capitalized software development costs               (147,497)
                                                         -----------
       Net deferred tax assets                               706,665

       Valuation allowance                                  (706,665)
                                                         -----------

       Net deferred tax assets                               $ -
                                                         -----------



Deferred income taxes reflect the effect of temporary differences between the tax basis of assets and liabilities and the reported amounts of assets and liabilities for financial reporting purposes, net of any valuation allowance, under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The Company has provided a valuation allowance for the full amount of its net deferred tax assets since the Company believes that it is more likely than not that any future benefit from deductible temporary differences will not be realized.


10.   401(k) Savings Plan

      The Company has established a retirement savings plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). The 401(k) Plan covers substantially all employees of the Company who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company has not made any contributions to the 401(k) Plan through December 31, 1997.

Industrial Computer Corporation
Notes to Financial Statements
------------------------------------------------------------------------------


11.   Commitments and Contingencies

      The Company leases its office space and certain office equipment under noncancelable operating leases. Total rent expense under these operating leases was approximately $483,514 for the year ended December 31, 1997.

      Future minimum lease commitments at December 31, 1997 are as follows:


    Year ending December 31,

       1998                                 $   467,788
       1999                                     447,921
       2000                                     449,248
       2001                                      75,035
                                             ----------

                                            $ 1,439,992
                                            -----------

      The Company has granted exclusive rights to a third party to license its products in certain geographic territories as defined in the agreement. In connection with this arrangement, the Company is required to pay royalties on certain sales made by this third party.


12.   Subsequent Event

      On April 7, 1998, the Company was acquired by GenRad, Inc. ("GenRad") pursuant to an Agreement and Plan of Merger (the "Merger Agreement"). Under the terms of the Merger Agreement, GenRad acquired all of the outstanding voting common stock of the Company in exchange for 1,237,917 shares of GenRad common stock.

(b) Pro forma financial information.

                          GENRAD, INC. AND SUBSIDIARIES
                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


The following unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations that actually would have been realized had GenRad, Inc. ("GenRad") and Industrial Computer Corporation ("ICC") been a combined company during the specified periods. Additionally, they are not indicative of the results of future combined operations.

The following pro forma combined financial statements give effect to the business combination of GenRad and ICC using the purchase method of accounting. The pro forma combined financial statements utilize the audited financial statements of GenRad for the fiscal year ended January 3, 1998 and of ICC for the fiscal year ended December 31, 1997, and the unaudited financial statements of GenRad for the three months ended April 4, 1998 and of ICC for the three months ended March 31, 1998. The pro forma combined statements of operation assume that the acquisition took place as of the beginning of the periods presented. The pro forma combined balance sheet assumes that the acquisition took place as of the end of the interim period.

The unaudited pro forma combined financial statements have been prepared by management and should be read in conjunction with the historical financial statements of GenRad and ICC. The unaudited pro forma combined financial statements are based on certain assumptions and preliminary estimates which may be subject to change.

                GenRad, Inc. and Industrial Computer Corporation
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
               (In thousands, except share and per share amounts)
                                   (Unaudited)

                                                                                     Three Months Ended
                                                            -----------------------------------------------------------------
                                                             GenRad          ICC
                                                            April 4,      March 31,
                                                              1998          1998            Debit          Credit   Pro Forma
                                                            --------     --------         ---------        ------   --------
Assets
     Cash and equivalents                                   $ 16,299        $ 626                                   $ 16,925
     Accounts receivable, net                                 64,944        2,952                                     67,896
     Inventories                                              37,721            -                                     37,721
     Other current assets                                      4,967           21                                      4,988
                                                            --------     --------                                   --------
         Total current assets                                123,931        3,599                                    127,530
                                                            --------     --------                                   --------

     Property, plant and equipment                            36,080          341                                     36,421
     Deferred tax asset                                       15,368            -                                     15,368
     Intangible assets                                         7,855          321 (5)     30,041  (4)         321     37,896
     Other assets                                              1,419           75                                      1,494
                                                            --------     --------                                   --------
                                                            $184,653      $ 4,336                                   $218,709
                                                            ========     ========                                   ========

Liabilities and Stockholders' Equity
Current Liabilities:
     Trade accounts payable                                 $ 11,967        $ 498                                   $ 12,465
     Accrued liabilities                                      11,817        2,234                 (1)       1,455     15,506
     Accrued compensation and employee benefits                4,461           59                                      4,520
     Income taxes payable                                        904          198                                      1,102
     Current portion of long-term debt                         2,440           25                                      2,465
                                                            --------     --------                                   --------
         Total current liabilities                            31,589        3,014                                     36,058
                                                            --------     --------                                   --------

Long-term Liabilities:
     Long-term debt                                            7,931           29                                      7,960
     Accrued pensions and benefits                            10,869        1,344                                     12,213
     Future lease costs of unused facilities                   4,111            -                                      4,111
     Other long-term liabilities                               4,209           38                                      4,247
                                                            --------     --------                                   --------
         Total long-term liabilities                          27,120        1,411                                     28,531
                                                            --------     --------                                   --------

Stockholders' Equity
     Common stock                                             27,592            3 (2)          3  (2)       1,238     28,830
     Treasury stock                                                -          (40)                (2)          40          -
     Additional paid-in capital                              174,112          130 (2)        130  (2)      35,358    209,470
     Accumulated deficit                                     (73,583)        (180)(3)      8,420  (2)         180    (82,003)
     Cumulative translation adjustment and unrealized
       loss on available-for-sale securities                  (2,177)          (2)                (2)           2     (2,177)
                                                            --------     --------                                   --------
         Total stockholders' equity                          125,944          (89)                                   154,120
                                                            --------     --------                                   --------
                                                            $184,653      $ 4,336                                   $218,709
                                                            ========     ========                                   ========


                                                                                        --------         --------
                                                                                        $ 38,594         $ 38,594
                                                                                        ========         ========


    The accompanying notes are an integral part of these pro forma combined financial statements.

                GenRad, Inc. and Industrial Computer Corporation
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
               (In thousands, except share and per share amounts)
                                   (Unaudited)

                                                                          Three months ended
                                               -------------------------------------------------------------------
                                                  GenRad        ICC
                                                 April 4,    March 31,
                                                   1998        1998          Debit           Credit     Pro Forma
                                               ----------    --------        -----           ------   ------------
Sales:
     Sales of products                           $ 35,590       $ 978                                   $ 36,568
     Sales of services                             13,484       1,870                                     15,354
                                               ----------    --------                                 ----------
        Total sales                                49,074       2,848                                     51,922
                                               ----------    --------                                 ----------

Cost of Sales:
     Cost of products sold                         15,100         298          406 (4)          67        15,737
     Cost of services sold                          8,702         714                                      9,416
                                               ----------    --------                                 ----------
        Total cost of sales                        23,802       1,012                                     25,153
                                               ----------    --------                                 ----------

Gross margin                                       25,272       1,836                                     26,769

Selling, general and administrative                18,434       1,248 (5)      566                        20,248
Research and development                            4,919         616                                      5,535
                                               ----------    --------                                 ----------
        Total operating expenses                   23,353       1,864                                     25,783
                                               ----------    --------                                 ----------

Operating income                                    1,919         (28)                                       986

Other income (expenses):
     Interest income                                  217          13                                        230
     Interest expense                                (326)          -                                       (326)
     Other, net                                      (311)          -                                       (311)
                                               ----------    --------                                 ----------
        Total other (expenses) income                (420)         13                                       (407)
                                               ----------    --------                                 ----------

Income before taxes                                 1,499         (15)                                       579
Income tax (benefit) expense                       (7,410)          -                                     (7,410)
                                               ----------    --------                                 ----------
Net Income                                        $ 8,909       $ (15)                                   $ 7,989
                                               ==========    ========                                 ==========

Net income per common and common
  equivalent shares:
     Basic                                         $ 0.33     $ (0.17)                                    $ 0.28
                                               ==========    ========                                 ==========
     Diluted                                       $ 0.30     $ (0.17)                                    $ 0.26
                                               ==========    ========                                 ==========

Weighted average common and common
  equivalent shares used in computing per
  share amounts:
     Basic                                     27,395,000      87,000                                 28,633,000
                                               ==========    ========                                 ==========
     Diluted                                   29,621,000      87,000                                 30,859,000
                                               ==========    ========                                 ==========


    The accompanying notes are an integral part of these pro forma combined financial statements.

                GenRad, Inc. and Industrial Computer Corporation
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
               (In thousands, except share and per share amounts)
                                   (Unaudited)

                                                                           Twelve months ended
                                                 ---------------------------------------------------------------------------
                                                     GenRad           ICC
                                                   January 3,     December 31,
                                                      1998            1997           Debit         Credit        Pro Forma
                                                 ------------     -----------        -----         ------       ------------
Sales:
     Sales of products                            $ 179,672       $ 4,159                                        $ 183,831
     Sales of services                               57,089         5,924                                           63,013
                                                 ----------       -------                                       ----------
        Total sales                                 236,761        10,083                                          246,844
                                                 ----------       -------                                       ----------

Cost of Sales:
     Cost of products sold                           78,515           931            1,624 (5)                      81,070
     Cost of services sold                           31,482         3,242                  (4)        83            34,641
                                                 ----------       -------                                       ----------
        Total cost of sales                         109,997         4,173                                          115,711
                                                 ----------       -------                                       ----------

Gross margin                                        126,764         5,910                                          131,133

Selling, general and administrative                  68,376         3,289 (5)        2,264                          73,929
Research and development                             19,902         2,393                                           22,295
                                                 ----------       -------                                       ----------
        Total operating expenses                     88,278         5,682                                           96,224
                                                 ----------       -------                                       ----------

Operating income                                     38,486           228                                           34,909

Other income (expenses):
     Interest income                                    530             -                                              530
     Interest expense                                  (793)           (1)                                            (794)
     Other, net                                        (477)            1                                             (476)
                                                 ----------       -------                                       ----------
        Total other (expenses) income                  (740)            -                                             (740)
                                                 ----------       -------                                       ----------

Income before taxes                                  37,746           228                                           34,169
Income tax (benefit) expense                         (3,549)          344                                           (3,205)
                                                 ----------       -------                                       ----------
Net Income                                         $ 41,295        $ (116)                                        $ 37,374
                                                 ==========       =======                                       ==========

Net income (loss) per common and common
  equivalent shares:
     Basic                                           $ 1.54       $ (1.33)                                          $ 1.33
                                                 ==========       =======                                       ==========
     Diluted                                         $ 1.43       $ (1.33)                                          $ 1.24
                                                 ==========       =======                                       ==========

Weighted average common and common
  equivalent shares used in computing per
  share amounts:
     Basic                                       26,814,000        87,000                                       28,052,000
                                                 ==========       =======                                       ==========
     Diluted                                     28,788,000        87,000                                       30,026,000
                                                 ==========       =======                                       ==========


    The accompanying notes are an integral part of these pro forma combined financial statements.

                          GENRAD, INC. AND SUBSIDIARIES
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1:  Historical

On April 7, 1998 GenRad acquired all of the then outstanding common shares of Industrial Computer Corporation ("ICC"). ICC is a software company providing real-time manufacturing execution systems to electronics manufacturers. ICC was established in 1980 and is located in Atlanta, Georgia. The acquisition will be accounted for as a purchase.

On a combined basis, there were no material transactions between GenRad and ICC during the periods presented.

There are no material differences between the accounting policies of GenRad and ICC.

Certain reclassifications have been made to the GenRad statement of operations for the fiscal year ended January 3, 1998 to conform to the interim 1998 period.

Note 2:  Pro Forma Adjustments

An independent third-party appraisal company conducted a valuation of the intangible assets acquired. The unaudited pro forma combined financial statements are based on certain assumptions and preliminary estimates which may be subject to change. The following pro forma adjustments were recorded:

(1) Adjustment to record acquisition costs (legal fees, accounting fees and broker fees) of $1,455,000.

(2) Adjustments to reflect the elimination of ICC stockholders' equity and to record the issuance of 1,237,917 shares of GenRad's common stock in a tax free reorganization. The total consideration for the acquisition of ICC was $36,596,000.

(3) Management estimates that approximately $8.4 million of the purchase price represents purchased in-process technology that has not yet reached technological feasibility and has no alternative future use. This amount will be expensed as a non-recurring, non-tax deductible charge upon consummation of the acquisition. This amount has been reflected as a reduction to stockholders' equity and has not been included in the pro forma combined statements of operation due to its non-recurring nature. The pro forma per share impact would have been as follows:

                  Fiscal year ended       Three months ended
                  January 3, 1998         April 4, 1998
                  -----------------       ------------------
Basic             ($0.30)                 ($0.29)
Diluted           ($0.28)                 ($0.27)

                          GENRAD, INC. AND SUBSIDIARIES
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                   (continued)

The value was determined by estimating the future costs to develop the purchased in-process technology into commercially viable products; estimating the resulting net cash flows from such projects; and discounting the net cash flows back to their present value.

(4) Write off the net book value of the capitalized software costs acquired and the elimination of the related amortization expense recorded in the statement of operations for the periods presented.

(5) To record the intangible assets acquired and related amortization expense had the acquisition occurred at the beginning of the periods presented. Intangibles consist of the following: $11.4 million of purchased software (7 year useful life); acquired workforce of $1.3 million (3 year useful life); trade name of $0.4 million (3 year useful life); and goodwill of $17.0 million (10 year useful life). Intangibles will be amortized straight line over their estimated useful lives.

Note 3:  Pro Forma Net Income Per Share

The shares used in computing pro forma net income per share assume that the acquisition had taken place as of the beginning of the respective periods.

(c) Exhibits.

   2. Agreement and Plan of Merger dated April 7, 1998 by and among GenRad, Inc., Industrial Computer Corporation, Frank B. Wingate, William E. Massaker, William E. Gaines and Heritage Investment Limited Partnership (incorporated by reference to the Company's Registration Statement on Form S-3 (File No. 333-57251)).

   23.      Consent of PricewaterhouseCoopers LLP.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       GENRAD, INC.


                                       By: /s/ Walter A. Shephard
                                           -----------------------------------
                                           Walter A. Shephard
                                           Chief Financial Officer and Secretary


Date:  July 10, 1998